Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The Black & Decker 2003 Stock Option Plan of our report dated February 6, 2004, with respect to the consolidated financial statements of The Black & Decker Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2003, as filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

Baltimore, Maryland

March 1, 2004